Exhibit 99.1

September 20, 2004

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Receipt of Orders for DVDPlus(C) from OneDisc Distribution for Major Album Releases

Tulsa, Okla-(BUSINESS WIRE)-September 20, 2004 EnXnet, Inc. (OTCBB: EXNT-news) - EnXnet, Inc. announces it has received orders from OneDisc Distribution for the initial release of three albums for InnerSoul Records using the OneDisc(TM)/DVDPlus(C) format. Delivery of these albums is slated to begin early this October.

James Wilson, President of InnerSoul Records, comments, "InnerSoul Records will revolutionize the entertainment industry and the way it delivers content to consumers by releasing all of the labels' upcoming titles exclusively in this format. The format also promotes a lifestyle change because people are able to utilize the OneDisc(TM)/DVDPlus(C) in the car, in their home or in their office. No other platform in the marketplace can provide audio, video and CD-ROM applications all on OneDisc(TM)/ DVDPlus(C), let alone backwards compatibility with all existing hardware."

The massive introduction of this revolutionary technology will transform the landscape of the entertainment industry by redefining the way in which we deliver our content to the masses. Multiple formats, one solution..... OneDisc(TM).

Now home to popular, platinum R&B group AZ Yet, InnerSoul Records and OneDisc Distribution will release their THAT B U EP, simultaneously with One Disc(TM) EPs by the company's debut artists Angie Fisher and Ter'ell Shahid in early October 2004. CLEF NOTES by Angie Fisher will feature five songs from her forthcoming debut album as well as the video entitled "Flavorhood." CHOCOLATE CITY by Ter'ell Shahid will also showcase five songs from his forthcoming debut album along with the videos "2Hours After Midnight" and "Flavorhood."

Ryan Corley, President of EnXnet, Inc., had this to say: "We are looking forward to these first major releases of OneDisc(TM)/DVDPlus(C) albums and are impressed with the quality of the artists selected. InnerSoul Records is planning several more new releases in the coming months, all of which will use the OneDisc(TM)/DVDPlus(C) format."

EnXnet(R) is a company that spent its early years finding and developing new technologies with great potential for making positive impacts in the multimedia environment. Our distinctive products offer our clientele new methods to deter theft, improve listening and viewing experiences, and present information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, are affordable and provide needed solutions.

EnXnet (R) owns a ten percent (10.0%) equity interest in OneDisc Distribution Co., LLC. and Castaway Record Company, LLC. of which Innersoul is a division. Ryan Corley, President of EnXnet, Inc., owns a forty percent (40.0%) equity interest in the aforementioned companies and is a Managing Member of One Disc Distribution Co., LLC. and Castaway Record Company, LLC.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
1723 S. Boston Ave.
Tulsa, OK 74119
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com